UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2005 (July 15, 2005)

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Telephone Ave,
Anchorage, Alaska 99503

(Address of principal executive offices)

Registrant’s telephone number, including area code (907) 297-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2005, in relation to the Credit Agreement, dated February 1, 2005 (the “Credit Agreement”), Alaska Communications Systems Group, Inc. (the “Company”) entered into a Consent and Amendment No. 1 (the “Consent”), by and among Alaska Communications Systems Holdings, Inc., a wholly owned subsidiary of the Company (“ACSH”), the Company, the lenders and other financial institutions named therein and Canadian Imperial Bank of Commerce, as Administrative Agent, for an Incremental Loan Facility. A copy of the Consent is filed as Exhibit 1.01 hereto.

The Consent establishes an incremental facility, in up to two series, in an aggregate principal amount not to exceed $55,000,000. Borrowings under the incremental facility were used to purchase and redeem a portion of ACSH’s 9 7/8% senior unsecured notes due 2011, which senior unsecured notes were retired immediately following such purchase.

The incremental term loans under the Consent have identical terms, rights and obligations, and are deemed and treated the same as the term loans under the Credit Agreement, except the incremental term loans will mature on February 1, 2012.

ACSH, the Company and the required lenders agreed to amend the Credit Agreement to consent to the exclusion of the senior unsecured note redemptions from certain requirements of the covenants in the Credit Agreement. Also, the 2005 incremental facility established by the Consent is excluded from the maximum amount of the incremental loans and incremental loan commitments permitted under the Credit Agreement.

Item 7.01 Regulation FD Disclosure

On July 18, 2005, the Company issued a press release concerning the repurchase of the ACSH senior notes and the entering into of the Consent. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information furnished in this Item 7.01, including the press release furnished herewith, shall not be deemed incorporated by reference into any other filing of the Company under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of the company. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company’s Form 10-K for the year ended December 31, 2004 and other filings with the SEC, including under headings such as “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations.” The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 8.01 Other Events

On July 18, 2005, the Company announced that its subsidiary, ACSH, closed the repurchase of $41.3 million face value of its existing 9 7/8% senior unsecured notes due 2011 (CUSIP No. 011679AF4) issued by ACSH, at a price of $1,105.70 per senior note. Included in this closing was the agreement to repurchase $34.3 million in face value of notes previously announced on July 6, 2005.

ACSH financed the $41.3 million debt repurchase, plus estimated repurchase premiums and expenses of $5.1 million, with a new incremental term loan of $40.0 million under its 2005 credit facility and cash on hand. In addition, the Company entered into a $40.0 million notional amount fixed to floating swap arrangement, effectively fixing the rate on the new term loan at 6.42 percent per annum for a period of six years.

Item 9.01 Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
1.1	Consent and Amendment No. 1, dated July 15, 2005, among Alaska Communications Systems Group, Inc., Alaska Communications Systems Holdings, Inc., the lenders party thereto and Canadian Imperial Bank of Commerce as Administrative Agent.

99.1	Alaska Communications Systems Group, Inc. Press Release dated July 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 21, 2005	Alaska Communications Systems Group, Inc.

/s/ David Wilson

David Wilson,
Senior Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
1.1	Consent and Amendment No. 1, dated July 15, 2005, among Alaska Communications Systems Group, Inc., Alaska Communications Systems Holdings, Inc., the lenders party thereto and Canadian Imperial Bank of Commerce as Administrative Agent.

99.1	Alaska Communications Systems Group, Inc. Press Release dated July 18, 2005.